EXHIBIT 4.3.2

CERTIFICATE OF SECRETARY

I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation ("Company"), do hereby certify and declare that the resolution of the Company's Board of Directors contained in the minutes of its meeting attached hereto as Exhibit 4.3.2A is a true and correct copy, duly adopted by the Company's Board of Directors at its meeting held on December 5, 2009.

Executed this 2nd day of April 2010 at Anchorage, Alaska.

GENERAL COMMUNICATION, INC.

By:     John M. Lowber
John M. Lowber, Secretary

[S E A L]

EXHIBIT 4.3.2A
EXCERPT FROM MINUTES OF ACTION BY
THE BOARD OF DIRECTORS OF
GENERAL COMMUNICATION, INC.
DECEMBER 5, 2009

GCI 401 (k) Resolutions

WHEREAS, General Communication, Inc. (the “Corporation”) has maintained the General Communication, Inc. Qualified Employee Stock Purchase Plan (the “QESPP”) for the benefit of its employees;

WHEREAS, United Utilities, Inc., a subsidiary of the Corporation, has maintained the United Utilities, Inc. 401(k) & Profit Sharing Plan (the “UUI Plan”) for the benefit of its employees;

WHEREAS, the Corporation desires to merge the UUI Plan into the QESPP, and to restate the QESPP onto a prototype plan document offered through the new administrator for the QESPP;

NOW THEREFORE, the Corporation takes the following actions:

RESOLVED, that the Qualified Employee Stock Purchase Plan of General Communication, Inc. shall be restated in its entirety by the adoption of the prototype plan Adoption Agreement and Basic Plan document to be provided by Prudential, effective January 1, 2010, and the officers of the Corporation hereby are authorized to execute such plan documents, which shall include the following changes that will be effective January 1, 2010:  the addition of Roth 401(k) contributions and the elimination of voluntary after-tax contributions;

FURTHER RESOLVED, that the name of the Qualified Employee Stock Purchase Plan of General Communication, Inc. shall be changed to the “GCI 401(k) Plan” effective January 1, 2010;

FURTHER RESOLVED, that the United Utilities, Inc. 401(k) & Profit Sharing Plan shall be merged with and into the GCI 401(k) Plan, effective January 4, 2010;

FURTHER RESOLVED, that the following employers hereby are approved as participating employers in the GCI 401(k) Plan, effective January 1, 2010:

GCI Communication Corp.
United Utilities, Inc.

FURTHER RESOLVED, that Prudential Financial hereby is appointed as the directed trustee of the GCI 401(k) Plan, effective January 1, 2010;

FURTHER RESOLVED, that the following persons hereby are appointed to serve as the discretionary Trustees of the GCI 401(k) Plan, effective January 1, 2010, and hereby are delegated all fiduciary authority over the plan:

Ronald A. Duncan
G. Wilson Hughes
John M. Lowber